Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Lorna Nagler
President and Chief Executive Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS

FISCAL 2009 FOURTH QUARTER AND FULL YEAR RESULTS

Minneapolis, MN, April 9, 2009 – Christopher & Banks Corporation (NYSE: CBK) today reported results for its fiscal 2009 fourth quarter and fiscal year ended February 28, 2009.

Fourth Quarter and Full Year Highlights

•                  Reports a loss per share from continuing operations for the fourth quarter of $0.82.

•                  Fourth quarter loss includes $0.17 per share of charges primarily related to store asset impairment, severance and information technology software and related costs.

•                  Reports fourth quarter fiscal 2009 same-store sales decline of 20%.

•                  Ended fiscal 2009 with cash, cash equivalents and long-term investments of $95 million.

•                  Inventory per store at fiscal year-end (excluding e-Commerce) was down 12% from prior year-end.

Fourth Quarter Results

Total sales from continuing operations for the thirteen weeks ended February 28, 2009 were $103.9 million compared to $122.3 million for the thirteen-week period ended March 1, 2008. Same-store sales from continuing operations for the thirteen-week period ended February 28, 2009 declined 20%, as compared to the thirteen-week period ended March 1, 2008.

Merchandise, buying and occupancy expense was $84.4 million or 81.2% of sales this fiscal quarter compared to $79.8 million or 65.2% of sales in last year’s fourth quarter. Gross margins declined significantly due to pressure on merchandise margins and deleveraging of buying and occupancy costs resulting from the 20% decline in comparable store sales.

The Company began an expense reduction initiative in fiscal 2009, which resulted in SG&A expenses, excluding the additional charges in the fourth quarter, being flat on a dollar basis in the fourth quarter as compared to the fourth quarter of the prior fiscal year.

The Company’s fourth quarter loss from continuing operations was $28.9 million or $0.82 per share. During the fourth quarter, the Company recorded pre-tax charges of approximately $7.3 million, or $0.17 per share. These charges related primarily to asset impairment associated with under-performing stores, severance associated with the previously announced reorganization of the field management organization and the reduction in force at the Company’s corporate headquarters, and information technology software and related charges.

Lorna Nagler, President and Chief Executive Officer, commented, “We were disappointed with our fourth quarter earnings performance resulting from weak traffic combined with a highly promotional environment. We did, however, successfully reduce our inventory levels and continued to make progress on various operational and merchandising initiatives that will benefit our Company in fiscal 2010 and beyond. We also maintained a healthy balance sheet and put into place a prudent expense reduction program that is expected to yield at least $15 million in SG&A savings in fiscal 2010. Our core customer has been spending very sparingly on her wardrobe for the past six months, yet we remain confident that we are well capitalized to outlast this recession and are also positioned to benefit meaningfully when customers return to the mall.”

Full Fiscal Year Results

Total sales from continuing operations for the fifty-two week fiscal 2009 period ended February 28, 2009 were $530.7 million compared to $560.9 million for the fifty-two week period ended March 1, 2008. Same-store sales decreased 12% for the fifty-two week period ended February 28, 2009 compared to the corresponding fifty-two week period ended March 1, 2008.

For fiscal 2009, after taking into account the additional charges in the fourth quarter, the net loss from continuing operations was $8.1 million or $0.23 per share, compared to net income of $25.5 million or $0.71 per share for fiscal 2008. As of February 28, 2009, the Company operated 815 stores compared to 837 stores as of March 1, 2008.

Balance Sheet Highlights

The Company ended fiscal 2009 with total cash, cash-equivalents and long-term investments of $95 million. Inventory, excluding e-Commerce inventory, decreased approximately 12% on a per-store basis at the end of the fourth quarter of fiscal 2009, as compared to the end of the fourth quarter of fiscal 2008. The Company has a strong balance sheet and management believes that its cash and cash-equivalents are sufficient to meet the Company’s cash and liquidity needs for the reasonably foreseeable future.

Capital Expenditures

Fiscal 2009 capital expenditures were approximately $18 million. Of this amount, approximately $8 million was related to new stores, fixture replacements and store remodels. The majority of the remaining expenditures were related to various information technology initiatives. In fiscal 2010, management expects capital expenditures to be in the range of $8 to $9 million.

First Quarter Guidance

The Company will not be providing EPS guidance at this time, but will provide its outlook for certain metrics on its conference call at 5:00 p.m. Eastern Time today.

Conference Call Information

The Company will discuss its fourth quarter and full year results in a conference call scheduled for today, April 9, 2008, at 5:00 p.m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until April 23, 2009. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until April 16, 2009. This call may be accessed by dialing (888) 203-1112 and using password 8086540.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of April 9, 2009, the Company operates 815 stores in 46 states consisting of 548 Christopher & Banks stores and 267 stores in their plus size clothing division CJ Banks. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements regarding (i) that the progress made to-date and anticipated in the future with respect to various operating and merchandising initiatives will benefit the Company in fiscal 2010 and beyond; (ii) that the expense reduction program put in place is expected to yield at least $15 million in SG&A savings in fiscal 2010; (iii) that the Company is well capitalized to outlast this recession and is positioned to benefit meaningfully when customers return to the mall; (iv) the belief that its cash and other cash-equivalents are sufficient to meet its liquidity needs for the reasonably foreseeable future; and (v) the anticipated amount of capital expenditures in fiscal 2010 of $8 to $9 million. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the

Company’s brand awareness and marketing programs; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans; (vii) general economic conditions and uncertainty in the financial and credit markets could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION REPORTS

FISCAL 2009 FOURTH QUARTER AND FULL YEAR RESULTS

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE STATEMENT OF OPERATIONS

FOR THE QUARTERS AND YEARS ENDED

FEBRUARY 28, 2009 AND MARCH 1, 2008

(in thousands, except per share data)

	Quarter Ended		Year Ended
	February 28,	March 1,	February 28,	March 1,
	2009	2008	2009	2008

Net sales	$103,892	$122,289	$530,742	$560,912

Costs and expenses:
Merchandise, buying and occupancy	84,373	79,756	341,734	341,927
Selling, general and administrative	43,285	40,965	172,295	161,180
Depreciation and amortization	6,610	6,060	26,264	21,763
Impairment of store assets	4,557	412	4,557	412
Total costs and expenses	138,825	127,193	544,850	525,282

Operating income (loss)	(34,933)	(4,904)	(14,108)	35,630

Interest and other expense (income)	223	(1,279)	(1,809)	(4,662)

Income (loss) from continuing operations before income taxes	(35,156)	(3,625)	(12,299)	40,292

Income tax provision (benefit)	(6,249)	(1,334)	(4,215)	14,828

Income (loss) from continuing operations	(28,907)	(2,291)	(8,084)	25,464

Income (loss) on discontinued operations, net of tax	89	(5,993)	(4,666)	(8,446)

Net income (loss)	$(28,818)	$(8,284)	$(12,750)	$17,018

Basic earnings (loss) per share:
Continuing operations	$(0.82)	$(0.06)	$(0.23)	$0.71
Discontinued operations	0.00	(0.17)	(0.13)	(0.24)

Earnings (loss) per basic share	$(0.82)	$(0.23)	$(0.36)	$0.48

Basic shares outstanding	35,114	35,287	35,097	35,772

Diluted earnings (loss) per share:
Continuing operations	$(0.82)	$(0.06)	$(0.23)	$0.71
Discontinued operations	0.00	(0.17)	(0.13)	(0.24)

Earnings (loss) per diluted share	$(0.82)	$(0.23)	$(0.36)	$0.47

Diluted shares outstanding	35,114	35,287	35,097	35,852

Dividends per share	$0.06	$0.06	$0.24	$0.24

CHRISTOPHER & BANKS CORPORATION REPORTS

FISCAL 2009 FOURTH QUARTER AND FULL YEAR RESULTS

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	February 28,	March 1,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$78,814	$78,492
Merchandise inventories	38,828	43,840
Other current assets	28,401	26,303
Total current assets	146,043	148,635

Property, equipment and improvements, net	120,347	133,599

Other assets:
Long-term investments	16,400	23,350
Other	7,352	6,208
Total other assets	23,752	29,558

Total assets	$290,142	$311,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,806	$15,381
Accrued liabilities	31,691	37,287
Other current liabilities	487	—
Total current liabilities	51,984	52,668

Other liabilities:
Deferred lease incentives	23,506	24,854
Other	14,429	15,443
Total other liabilities	37,935	40,297

Stockholders’ equity:
Common stock	453	450
Additional paid-in capital	111,763	110,360
Retained earnings	200,719	221,929
Common stock held in treasury	(112,712)	(112,712)
Accumulated other comprehensive income (loss)	—	(1,200)
Total stockholders’ equity	200,223	218,827

Total liabilities and stockholders’ equity	$290,142	$311,792